Exhibit 99.1

ON Semiconductor Amends its Zero Coupon Convertible Senior Subordinated Notes Due 2024

PHOENIX, Ariz. – April 12, 2010 – ON Semiconductor Corporation (Nasdaq: ONNN) (“ON Semiconductor”), announced today that it has amended its Zero Coupon Convertible Senior Subordinated Notes due 2024, Series B (CUSIP No. 682189AE5) (the “Notes”). The amendments are intended to benefit the holders of the Notes who do not require ON Semiconductor to purchase or convert their Notes on April 15, 2010.

The amendments include:

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One additional opportunity to require ON Semiconductor to purchase the Notes (the “Put Option”) on April 15, 2012 (the “Repurchase Date”). The terms of this Put Option are otherwise identical to the purchase option currently provided for in the Indenture governing the Notes whereby holders of the Notes may require ON Semiconductor to purchase the Notes on April 15, 2010; and

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Additional call protection, eliminating ON Semiconductor’s ability to redeem the Notes at its option until April 15, 2012 (prior to the amendment, ON Semiconductor would have been able to redeem the Notes at its option at any time commencing April 15, 2010).

“As of the end of the fourth quarter of 2009, we had approximately $571 million of cash, cash equivalents and short-term investments on our balance sheet,” said Donald Colvin, ON Semiconductor executive vice president and CFO. “The amendments to the Notes provide a mechanism for ON Semiconductor to extend zero coupon debt based upon feedback from certain bondholders and provide additional financial flexibility to use excess cash to retire other higher coupon debt instruments. We remain committed to improving the capital structure of the company and continue to examine opportunities to improve shareholder value.”

The specific terms of the amendments are set forth in the First Supplemental Indenture, which has been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K, and the summary of the terms of the amendments in this press release are qualified in their entirety by reference to the First Supplemental Indenture and the Form 8-K. Holders of the Notes should read the Form 8-K and the First Supplemental Indenture in their entirety.

Holders of the Notes have the right to require ON Semiconductor to purchase the Notes at a price equal to 100 percent of the aggregate principal amount of the Notes. Holders who validly surrender Notes for purchase by 5:00 p.m., New York City time, on April 13, 2010 and do not withdraw the Notes previously surrendered in accordance with The Depository Trust Company’s procedures by 5:00 p.m., New York City time, on April 15, 2010 will receive 100 percent of the aggregate principal amount of the Notes purchased, in cash, on April 16, 2010.

Holders should discuss with their tax advisors the tax implications of ON Semiconductor’s amendments to the terms of the Indenture which are discussed in the Form 8-K.

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ON Semiconductor Amends its Zero Coupon Convertible Senior Subordinated Notes Due 2024

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase the Notes nor is this announcement an offer or solicitation of an offer to sell new securities.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is a premier supplier of high performance, energy efficient, silicon solutions for green electronics. The company’s broad portfolio of power and signal management, logic, discrete and custom devices helps customers efficiently solve their design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power applications. ON Semiconductor operates a world-class, value-added supply chain and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

Contacts

Anne Spitza	Ken Rizvi
Corporate Communications	Corporate Development, Treasury & Investor Relations
ON Semiconductor	ON Semiconductor
602.244.6398	602.244.3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

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